    Form of Sub-Advisory Agreement for the Fifth Third Ohio Tax Exempt Fund

                                                                         (d)(iv)

                               FIFTH THIRD FUNDS
                            SUB-ADVISORY AGREEMENT

     THIS AGREEMENT is made between FIFTH THIRD ASSET MANAGEMENT INC., a state chartered bank (hereinafter referred to as "Adviser"), and FORT WASHINGTON INVESTMENT ADVISORS, INC., an Ohio corporation located in Cincinnati, Ohio (hereinafter referred to as the "Sub-Adviser").

                                  WITNESSETH:

     That the parties hereto, intending to be legally bound, hereby agree as follows:


The Adviser is the investment adviser to the Fifth Third Ohio Tax Exempt Money Market (the "Fund"), a separate series of beneficial interests of Fifth Third Funds (the "Trust"), under the Investment Advisory Contract between the Trust and the Adviser (the "Investment Advisory Contract"). The Sub-Adviser shall furnish to the Adviser such investment advice, statistical and other factual information as may from time to time be reasonably requested by Adviser for the Fund, which may be offered in one or more classes of shares ("Classes").


     The Sub-Adviser agrees to furnish such other services as follows:

     (a) Annual presentation to the Trustees at a regular quarterly board meeting;
     (b) Quarterly visits with the Adviser for presentations to prospects and clients by either the manager or a mutually agreeable representative;
     (c) Provide quarterly written reports on details and strategies of the Fund, and telephone consultation with the Advisers as needed; and
     (d) Provide the Trustees of the Trust with such information concerning the Fund and Sub-Adviser's performance hereunder as the Trustees may from time to time reasonably request.

For its services under this Agreement, Sub-Adviser shall receive from Adviser an annual fee (the "Sub-Advisory Fee"), as set forth in Exhibit A hereto.
                                                     ---------


The Agreement shall begin as of the date that the Fund becomes effective (the "Effective Date") and shall continue in effect for the Fund for two (2) years from the Effective Date. Thereafter, this Agreement shall continue subject to the provisions for termination and all of the other terms and conditions hereof if: (a) such continuation shall be specifically approved at least annually by the vote of a majority of the Trustees of the Trust, including a majority of the Trustees who are not parties to this Agreement or interested persons of the Trust or any such party (other than as Trustees of the Trust), as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940, as amended (the "1940 Act"), which vote shall be cast in person at a meeting called for that purpose; and (b) Adviser shall not have notified the Trust in writing at least sixty (60) days prior to the anniversary date of this Agreement in any year thereafter that it does not desire its Advisory Agreement to continue with respect to the Fund.

Notwithstanding any provision in this Agreement, this Agreement may be terminated without the payment of any penalty: (a) by the Trustees of the Trust or by a vote of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act) of the Fund on sixty (60) days' written notice to Sub-Adviser; or (b) by either the Adviser or Sub-Adviser upon six (6) months' written notice to the other party to the Agreement, after eighteen (18) months from the effective date of this Agreement.

This Agreement shall automatically terminate: (a) in the event of its assignment (as defined in the 1940 Act); or (b) in the event of termination of the Investment Advisory Contract for any reason whatsoever.

This Agreement may be amended from time to time by agreement of the parties hereto, provided that such amendment shall be approved both by the vote of a majority of Trustees of the Trust, including a majority of Trustees who are not parties to this Agreement or interested persons of the Trust or any such party, as defined in Section 2(a)(19) of the 1940 Act, at a meeting called for that purpose, and, where required by Section 15(a)(2) of the 1940 Act, by the holders of a majority of the outstanding voting securities (as defined in Section 2(a)(42) of the 1940 Act) of the Fund.

The Sub-Advisor agrees that during the existence of this Agreement, it will not advise or sub-advise any bank proprietary mutual fund that is substantially the same in its investment approach and discipline to that of the Fifth Third Ohio Tax Exempt Money Market Fund and that is sponsored by a bank whose operations are primarily located in Ohio, Indiana or Kentucky. Banks subject to this provision and under common ownership of a parent holding company include those directly or indirectly owned by the following: First Star Bancorp Inc., Provident Bancorp, Bank One Corp., PNC Bancorp, Huntington Bancshares, and Key Corp.; however, if any of these are acquired by a national bank outside Ohio, Indiana and Kentucky then such exclusivity shall not be applicable.

Sub-Adviser agrees to keep confidential all information with respect to customers and potential customers of the Trusts and the Adviser. The Sub-Adviser agrees that during the existence of this Agreement and for a one-year, period following the termination of this Agreement, it will not use any of the information it obtains in association with the Trust and Adviser to solicit or contact for its own benefit or the benefit of its related and affiliated companies any of the Trust's or Adviser's customers. Notwithstanding the above, the parties recognize that the Sub-Adviser has representatives, unrelated to the individuals involved herein, who actively call and solicit business from organizations within Ohio, Indiana and Kentucky.

Sub-Adviser may employ or contract with such other person(s) and corporation(s) at its own cost and expense as it shall determine in order to assist it in carrying out this Agreement; provided that no delegation of advisory responsibilities shall occur which would require approval under the 1940 Act.

In the absence of willful misfeasance, bad faith, or reckless disregard of the obligations or duties under this Agreement on the part of Sub-Adviser, Sub-Adviser shall not be liable to the Trust or to the Fund or to any shareholder for any act or omission in the course of or connected in any way with rendering services or for any losses that may be sustained in the purchase, holding or sale of any security.

(a) Subject to the conditions set forth below, the Adviser agrees to indemnify and hold harmless the Sub-Adviser and each person, if any, who controls the Sub-Adviser within the meaning of Section 15 of the Securities Act of 1933, as amended (the "1933 Act") and Section 20 of the Securities Exchange Act of 1934, as amended, against any and all loss, liability, claim, damage and expense whatsoever, (including but not limited to any and all expense whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or any claim whatsoever) arising out of or based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement or the Prospectus (as from time to time amended and supplemented) or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make statements therein not misleading, unless such statement or omission was made in reliance upon and conformity with written information furnished to the Trust with respect to the Sub-Adviser by or on behalf of the Sub-Adviser expressly for use in the Registration Statement or Prospectus, or any amendment or supplement thereof.

     If any action is brought against the Sub-Adviser or any controlling person thereof in respect of which indemnity may be sought against the Adviser pursuant to the foregoing paragraph, the Sub-Adviser shall promptly notify the Adviser in writing of the initiation of such action and the Adviser shall assume the defense of such action, including the employment of counsel selected by the Adviser and payment of expenses. The Sub-Adviser or any such controlling person thereof shall have the right to employ separate counsel in any such case, but the fees and expenses of such counsel shall be at the expense of the Sub-Adviser or such controlling person unless the employment of such counsel shall have been authorized in writing by the Adviser in connection with the defense of such action. Anything in this paragraph to the contrary notwithstanding, the Adviser shall not be liable for any settlement of any such claim or action effected without its written consent. The Adviser agrees promptly to notify the Sub-Adviser of the commencement of any litigation or proceedings against the Adviser or any of its officers or Trustees or controlling persons in connection with the issue and sale of shares or in connection with such Registration Statement or Prospectus.

          (b) The Sub-Adviser agrees to indemnify and hold harmless the Trust and Adviser, each of its Trustees, each of their officers who have signed the Registration Statement and each other person, if any, who controls the Trust or Adviser within the meaning of Section 15 of the 1933 Act, to the same extent as the foregoing indemnity from the Trust and Adviser to the Sub-Adviser but only with respect to (i) statements or omissions, if any, made in the Registration Statement or Prospectus or any amendment or supplement thereof in reliance upon, and in conformity with, information furnished to the Trust or Adviser with respect to the Sub-Adviser by or on behalf of the Sub-Adviser expressly for use in the Registration Statement or Prospectus or any amendment or supplement thereof and (ii) the willful misfeasance, bad faith or reckless disregard of the obligations or duties of the Sub-Advisor under this Agreement. In case any action shall be brought against the Trust, Adviser or any other person so indemnified based on the Registration Statement or Prospectus, or any amendment or supplement thereof, and in respect of which indemnity may be sought against the Sub-Adviser, the Sub-Adviser shall have the rights, obligations and duties to the Trust and Adviser and each other person so indemnified as given by the provisions of subsection (a) above.

     (c) Nothing herein contained shall be deemed to protect any person against liability to the Trust or its shareholders to which such person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the duties of such person or by reason of the reckless disregard by such person of the obligations and duties of such person under this Agreement.

The Sub-Adviser hereby expressly authorizes the Trust and Adviser the right to use the "Fort Washington" name in its sales literature and advertisements pertaining to the Fund. The Trust and Adviser expressly authorize the Sub-Adviser the right to use the Trust and the Fund name in its sales literature and advertisements. Notwithstanding the preceding, the Parties acknowledge that all sales literature for investment companies (such as the Trust) are subject to strict regulatory oversight. The Sub-Adviser shall submit any proposed sales literature for the Trust or for itself or its affiliates which mentions the Trust or Fund to the Trust's distributor for review and filing with the appropriate regulatory authorities prior to the public release of any such sales literature. The Adviser shall submit any proposed sales literature for the Trust or for itself or its affiliates which mentions the "Fort Washington" name to the Sub-Adviser for review and approval prior to the public release of any such sales literature. The Adviser and Sub-Adviser shall promptly review all such sales literature to ensure compliance with relevant requirements, advise the other of any deficiencies contained in such sales literature, file complying sales literature with the relevant authorities, and cause such sales literature to be distributed to prospective investors in the Trust.

Sub-Adviser is hereby expressly put on notice of the limitation of liability as set forth in Article XI of the Declaration of Trust and agrees that the obligations pursuant to this Agreement with respect to the Fund be limited solely to the assets of the Fund, and Sub-Adviser shall not seek satisfaction of any such obligation from the assets of the Trust, any other Fund, the shareholders of the Fund, the Trustees, officers, employees or agents of the Trust, or any of them.

This Agreement shall be construed in accordance with and governed by the laws of the State of Ohio.

The Effective Date of this Agreement shall be the date the Fund becomes effective and begins selling shares to the public. This Agreement will become binding on the parties hereto upon their execution herein.

FIFTH THIRD ASSET MANAGEMENT INC.       FORT WASHINGTON INVESTMENT
                                        ADVISORS, INC.

By:    _____________________            By:    ______________________

Title: _____________________            Title: ______________________

Date:  _____________________            Date:  ______________________

                                                     Dated: ______________, 2001


                                   EXHIBIT A
                                    to the
                            Sub-Advisory Agreement
                       FIFTH THIRD ASSET MANAGEMENT INC.
                                      and
                   FORT WASHINGTON INVESTMENT ADVISORS, INC.
                           Sub-Adviser Fee Schedule


The Sub-Adviser (Fort Washington Investment Advisors, Inc.) for services under the Sub-Advisory Agreement shall be paid an annual investment advisory fee equal to 0.14 of 1% of the fund's average daily net assets.

The fee shall be accrued daily at the rate of 1/365th of 0.14 of 1% applied to the daily net assets of the Fund and paid monthly on the last day of each month.


                                        FIFTH THIRD ASSET MANAGEMENT INC.


                                        By:_____________________________
                                        Name:___________________________
                                        Its:____________________________


                                        FORT WASHINGTON INVESTMENT
                                        ADVISORS, INC.

                                        By:_____________________________
                                        Name:___________________________
                                        Its:____________________________